Exhibit 99.1

CERTIFICATION

PURSUANT TO 31 C.F.R. § 30.15

I, Joseph J. Bouffard, certify, based on my knowledge, that:

(i) The compensation committee of BCSB Bancorp, Inc. has discussed, reviewed, and evaluated with senior risk officers on March 18, 2009 and has discussed, reviewed, and evaluated with one of two of the senior risk officers on December 9, 2009 and will review and evaluate at least every six months during the period beginning on January 1, 2010 the senior executive officer (SEO) compensation plans and the employee compensation plans and the risks these plans pose to BCSB Bancorp, Inc.;

(ii) The compensation committee of BCSB Bancorp, Inc. has identified and limited during the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of BCSB Bancorp, Inc., and during that same applicable period has identified any features in the employee compensation plans that pose risks to BCSB Bancorp, Inc. and has limited those features to ensure that BCSB Bancorp, Inc. is not unnecessarily exposed to risks;

(iii) The compensation committee has reviewed, at least twice during the period beginning ninety days after the closing date of the agreement between the TARP recipient and Treasury and ending with the last day of the TARP recipient’s fiscal year (the applicable period), the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of BCSB Bancorp, Inc. to enhance the compensation of an employee, and has limited any such features;

(iv) The compensation committee of BCSB Bancorp, Inc. will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of BCSB Bancorp, Inc. will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in

(a)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of BCSB Bancorp, Inc.;

(b)	Employee compensation plans that unnecessarily expose BCSB Bancorp, Inc. to risks; and

(c)	Employee compensation plans that could encourage the manipulation of reported earnings of BCSB Bancorp, Inc. to enhance the compensation of an employee;

(vi) BCSB Bancorp, Inc. has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) BCSB Bancorp, Inc. has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;

(viii) BCSB Bancorp, Inc. has limited bonus payments to its applicable employees in accordance with Section 111 of EESA and the regulations and guidance established thereunder during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;

(ix) The board of directors of BCSB Bancorp, Inc. has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by the later of September 14, 2009, or ninety days after the closing date of the agreement between the TARP recipient and Treasury; this policy has been provided to Treasury and its primary regulatory agency; BCSB Bancorp, Inc. and its employees have complied with this policy during the applicable period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(x) BCSB Bancorp, Inc. will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;

(xi) BCSB Bancorp, Inc. will disclose the amount, nature, and justification for the offering during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) BCSB Bancorp, Inc. will disclose whether BCSB Bancorp, Inc., the board of directors of BCSB Bancorp, Inc., or the compensation committee of BCSB Bancorp, Inc. has engaged during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) BCSB Bancorp, Inc. has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;

(xiv) BCSB Bancorp, Inc. has substantially complied with all other requirements related to employee compensation that are provided in the agreement between BCSB Bancorp, Inc. and Treasury, including any amendments;

(xv) BCSB Bancorp, Inc. will submit to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and the most highly compensated employee identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

Date: January 29, 2010	/s/ Joseph J. Bouffard
Joseph J. Bouffard President and Chief Executive Officer (Principal Executive Officer)